WELLS FARGO FUNDS TRUST
                        WELLS FARGO FUNDS MANAGEMENT, LLC
                SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.
                        INVESTMENT SUB-ADVISORY AGREEMENT

                                   APPENDIX A

                          Small Cap Opportunities Fund

Approved by Board of Trustees: October 24, 2000, November 6, 2001, December 23, 2001 and May 7, 2002.

Most Recent Annual Approval Date:  August 6, 2002.


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                                   SCHEDULE A

                             WELLS FARGO FUNDS TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                  FEE AGREEMENT

         This fee  agreement  is made as of the 22nd day of July,  2002,  by and
between  Wells  Fargo  Funds  Management,   LLC  (the  "Adviser")  and  Schroder
Investment Management North America Inc. (the "Sub-Adviser") and

         WHEREAS, the parties and Wells Fargo Funds Trust (the "Trust") have entered into an Investment Sub-Advisory Agreement ("Sub-Advisory Agreement") whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a "Fund" and collectively the "Funds").

         WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

         NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of 0.60% of the assets of the Small Cap Opportunities Fund.

         The net assets under management against which the foregoing fees are to be applied are the net assets as of the last day of the month. If this fee agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this agreement is in effect shall be subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. During any period when the determination of net asset value is suspended, the net asset value for the last day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of the month.


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         The  foregoing  fee schedule  shall  remain in effect until  changed in writing by the parties.

                                        WELLS FARGO FUNDS MANAGEMENT, LLC


                                        By: /s/ ANDREW OWEN
                                            -------------------------
                                             Andrew Owen
                                             Vice President

                                        SCHRODER INVESTMENT MANAGEMENT
                                        NORTH AMERICA INC.

                                        By: /s/ FRANCES SELBY
                                            -------------------------
                                             Frances Selby
                                             Director


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